Exhibit 99.1

Reed’s, Inc. Announces First Quarter 2021 Financial Results

Net sales increased 28%

Reaffirms fiscal 2021 outlook

NORWALK, CT, May 17, 2021 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq:REED), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced financial results for the fiscal first quarter ended March 31, 2021.

Highlights for the First Quarter of 2021

●	Net sales increased 28% to $12.1 million in the first quarter compared to $9.5 million in the prior year. The increase compared to the prior year reflects continued volume growth of both the Reed’s® and Virgil’s® brands, including the impact from the recent launch of Reed’s Real Ginger Ale products;
●	Core brand gross sales increased 27% versus prior year period primarily driven by 37% volume growth of the Reed’s® brand and 29% growth of the Virgil’s® brand;
●	Gross profit increased 34% to $3.9 million compared to $2.9 million in the prior year period. Gross margin increased to 32% from 30% for the first quarter;
●	Operating loss was $4.3 million compared to $2.3 million in the first quarter of 2020;
●	Net loss was $4.5 million, or $0.05 per share, compared to $2.6 million, or $0.05 per share, in the prior year period; and
●	Non-GAAP Modified EBITDA loss was $3.4 million in the first quarter of 2021 compared to a Modified EBITDA loss of $1.4 million in the prior year.

Management Commentary

“Strong momentum continued throughout the first quarter as net sales increased by 28% to over $12 million, the highest quarterly level in Company history. Demand remained broad based and our increase in net sales was largely reflective of volume gains across existing and new customers,” said Norman E. Snyder, Chief Executive Officer of Reed’s, Inc. “We made further progress improving gross margin reporting a 160 basis point increase versus last year; however, this was more than offset by unexpectedly sharp increases in delivery expenses to ensure supply chain continuity due to very challenging conditions in the transportation markets. While many of these adverse factors were outside of our control during the first quarter, we are not satisfied with our net results and have identified several areas where we expect to realize immediate expense savings, drive scale related efficiencies and implement initiatives to mitigate freight and supply chain risks over the balance of the year. With net sales growth in the first three months of 2021 nicely ahead of our full-year guidance range, our recently completed financing transaction solidified our balance sheet, providing incremental working capital to support our anticipated trajectory. We remain comfortable we will meet or exceed the 2021 outlook we introduced in March and are confident in the significant long-term growth opportunity for our overall brand portfolio.”

Financial Overview for the First Quarter of 2021 Compared to the First Quarter of 2020

During the first quarter of 2021, net sales increased 28% to $12.1 million compared with $9.5 million in the prior year. Core brand gross sales increased 27% compared to the same period in 2020, driven by 33% volume growth as the Reed’s® brand grew 37% and the Virgil’s® brand grew 29%. Growth reflected continued momentum across the Reed’s and Virgils portfolio including strong contribution from the Reed’s Real Ginger Ale line as well as both Reed’s® and Virgil’s® zero sugar prodcts.

Gross profit during the first quarter of 2021 increased 34% to $3.9 million compared to the same period in 2020. The increase in gross profit reflects increased revenue during the quarter driven by sales growth across Reed’s® and Virgil’s® brands and the benefits of improved procurement, process optimization and favorable product mix driven by recent innovation launches. Gross margin increased approximately 160 basis points to 32% versus the 30% in the first quarter of 2020.

Delivery and handling costs increased 160% to $3.3 million during the first quarter of 2021 compared to the same period in 2020. Delivery and handling costs were 27% of net sales and $4.43 per case, compared to 13% of net sales and $2.26 per case during the same period last year, reflecting increased volumes, ecommerce fulfillment costs, and increasing freight rates due to COVID-19.

Selling and marketing costs increased 15% to $2.2 million during the first quarter of 2021. The increase was driven by an increase in sales force headcount and marketing costs, partially offset by lower stock compensation expense and reduced expenditures on trade shows and sponsorships.

General and administrative expenses (G&A) increased to $2.6 million during the first quarter of 2021 compared to $1.9 million in the prior year period. The increase was driven by legal settlements, employee costs, consulting fees, public company and licensing costs, partially offset by lower stock compensation.

Operating loss during the first quarter of 2021 was $4.3 million from $2.3 million in the prior year period.

Interest expense of $0.3 million during the first quarter of 2021 was consistent with the first quarter of 2020.

Net loss during the first quarter of 2021 was $4.5 million, or $0.05 per share, compared to $2.6 million, or $0.05 per share in the first quarter of 2020.

Modified EBITDA loss was $3.4 million in the first quarter of 2021 compared to a loss of $1.4 million in the first quarter of 2020.

Liquidity and Cash Flow

During the first three months of 2021, the Company used $5.1 million of cash in operating activities compared to $2.4 million of cash used in operating activities in the prior year period. The increase in cash used in operating activities during the first three months of 2021 relates primarily to building inventory, elevated freight costs and legal settlemets. As of March 31, 2021, the Company had $0.2 million of cash and $2.5 million of available borrowing capacity on its revolving line of credit.

Direct Offering

On May 7, 2021, the Company closed a stock purchase agreement of 6.7 million shares of common stock, at a direct offering price of $1.18 per share. The nets proceeds from this offering were approximately $7.3 million, after deducting commissions and other offering expenses, and will be used for to fund working capital and general corporate purposes including supporting additional distribution opportunities.

Full Year 2021 Guidance

The Company is reaffirming its fiscal 2021 outlook. The Company continues to expect to generate net revenue growth in the range of 14% to 16% during the full year 2021 given the potential uncertainty arising from the recent pandemic. The Company anticipates a gross margin range of 32% to 33% for the full year 2021. Fiscal 2021 guidance reflects year-to-date business trends, including the ongoing operating environment related to COVID-19. The COVID-19 pandemic and its related impacts create many incremental potential business risks, including potential impacts to the Company’s ability to access raw materials, production, transportation and/or other logistics needs, as well as potential inflation related to all aspects of supply chain and logistics, which cannot be reasonably estimated and are not factored into current fiscal 2021 guidance.

First Quarter 2021 Earnings Call Details

The Company will conduct a conference call at 4:30 pm Eastern Time today, May 17, 2021 to discuss its first quarter 2021 results. This conference call can be accessed via a link on Reed’s investor website at https://investor.reedsinc.com/ under the “Events & Presentations” section or directly at http://public.viavid.com/index.php?id=144910. To listen to the live call over the Internet, please go to Reed’s website at least fifteen minutes early to register, download and install any necessary audio software. Additionally, the call may be accessed with the toll-free dial-in number, (877) 300-8521 (U.S.) or (412) 317-6026 (International). Please dial in at least fifteen minutes before the start of the conference call due to increased demand for conference calls.

A replay of the webcast will be archived on the Company’s website at https://investor.reedsinc.com under the “Events & Presentations” section for approximately 90 days.

About Reed’s, Inc.

Established in 1989, Reed’s® is America’s number 1 name in Ginger and America’s best-selling Ginger Beer brand and innovator for decades. Virgil’s® is America’s best-selling independent, full line of natural craft sodas. The Reed’s® portfolio is sold in over 40,000 retail doors nationwide. Reed’s core product line of Original, Premium, Extra and Strongest Craft Ginger Beers, along with the Certified Ketogenic Zero Sugar Extra Ginger Beer are unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. The company uses this same handcrafted approach in its Reed’s® Real Ginger Ale and award-winning Virgil’s® line of great tasting, bold flavored craft sodas and Certified Ketogenic Zero Sugar Varieties.

For more information about Reed’s, please visit the Company’s website at: https://drinkreeds.com/ or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s, please visit Virgil’s website at: https://virgils.com/. Follow Virgil’s on Twitter and

Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

Safe Harbor Statement

Some portions of this press release, particularly those describing Reed’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While Reed’s is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, the need for significant capital, dependence on third party distributors, dependence on third party brewers, increasing costs of fuel and freight, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of Reed’s, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by Reed’s that they will achieve such forward-looking statements. For further details, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission, as they may be amended from time to time. Reed’s undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACTS:

Investor Relations

Reed Anderson, ICR

(800) 997-3337 Ext 2

Or (646) 277-1260

Email: ir@reedsinc.com

www.reedsinc.com

REED’S, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	March 31,2021	March 31,2020
Net Sales	$12,146	$9,523
Cost of goods sold	8,293	6,653
Gross profit	3,853	2,870

Operating expenses:
Delivery and handling expense	3,286	1,263
Selling and marketing expense	2,215	1,925
General and administrative expense	2,603	1,932
Total operating expenses	8,104	5,120

Loss from operations	(4,251)	(2,250)

Interest expense	(256)	(336)
Change in fair value of warrant liability	-	6

Net loss	$(4,507)	$(2,580)

Dividends on Series A Convertible Preferred Stock	-	-

Net Loss Attributable to Common Stockholders	$(4,507)	$(2,580)

Net loss per common share - basic and diluted	$(0.05)	$(0.05)

Weighted average common shares outstanding:
Basic and Diluted	86,631,304	47,595,206

REED’S INC.

CONDENSED BALANCE SHEETS

(Amounts in thousands, except share amounts)

	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash	$155	$595
Accounts receivable	5,032	4,718
Receivable from related party	701	682
Inventories	12,445	11,119
Prepaid expenses and other current assets	2,110	1,341
Total current assets	20,443	18,455

Property and equipment, net	949	920
Equipment held for sale	67	67
Intangible assets	617	615
Total assets	$22,076	$20,057

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,134	$6,746
Accounts payable to related party	1,034	557
Accrued expenses	449	895
Revolving line of credit	4,256	(0)
Current portion of note payable	727	599
Current portion of leases payable	145	130
Total current liabilities	14,745	8,927

Long-term liabilities:
Lease payable, net of current portion	518	555
Note payable, net of current portion	43	171
Warrant liability	0	0
Total liabilities	15,306	9,653

Stockholders’ equity:
Series A Convertible Preferred Stock	94	94
Common Stock	9	9
Additional paid-in capital	97,904	97,031
Accumulated deficit	(91,237)	(86,730)
Total stockholders’ equity	6,770	10,404

Total liabilities and stockholders’ equity	$22,076	$20,057

REED’S, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2021 and 2020

(Unaudited)

(Amounts in thousands)

	March 31,2021	March 31,2021
Cash flows from operating activities:
Net Loss	$(4,507)	$(2,580)
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	32	12
(Gain)/loss on termination of leases	(3)	-
Amortization of debt discount	162	96
Amortization of prepaid financing costs	25	-
Amortization of right of use assets	24	37
Stock options issued to employees for services	292	495
Fair value of vested restricted shares granted to officers	106	285
Decrease in allowance for doubtful accounts	(69)	(93)
Decrease in inventory reserve	(20)	(384)
Increase in fair value of warrant liability	-	(6)
Accrual of interest on convertible note to a related party	-	142
Lease Liability	(8)	(7)
Changes in operating assets and liabilities:
Accounts receivable	(244)	(1,826)
Inventory	(1,306)	2,902
Prepaid expenses and other assets	(484)	(365)
Accounts payable	1,387	(1,038)
Accrued expenses	(446)	(22)
Net cash used in operating activities	(5,059)	(2,352)
Cash flows from investing activities:
Patents cost	(2)	-
Purchase of property and equipment	(95)	(22)
Net cash provided by (used in) investing activities	(97)	(22)
Cash flows from financing activities:
Borrowing on line of credit	16,154	9,188
Repayment of line of credit	(11,898)	(7,677)
Amounts from related party	459	0
Principal repayments on capital lease obligations	(2)	(22)
Exercise of options	3	-
Net cash provided by (used in) financing activities	4,716	1,489

Net increase/(decrease) in cash	(440)	(885)
Cash at beginning of period	595	913
Cash at end of period	$155	$28
	0
Supplemental disclosures of cash flow information:
Cash paid for interest	$70	$98

Modified EBITDA

In addition to our GAAP results, we present Modified EBITDA as a supplemental measure of our performance. However, Modified EBITDA is not a recognized measurement under GAAP and should not be considered as an alternative to net income, income from operations or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of liquidity. We define Modified EBITDA as net income (loss), plus interest expense, depreciation and amortization, stock-based compensation, changes in fair value of warrant expense, legal settlements, and one-time restructuring-related costs including employee severance and asset impairment.

Management considers our core operating performance to be that which our managers can affect in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Non-GAAP adjustments to our results prepared in accordance with GAAP are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Modified EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Modified EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

Set forth below is a reconciliation of net loss to Modified EBITDA for the three months ended March 31, 2021 and 2020 (unaudited; in thousands):

	Three Months ended March 31,
	2021	2020
Net loss	$(4,507)	$(2,580)

Modified EBITDA adjustments:
Depreciation and amortization	56	49
Interest expense	256	336
Stock option and other noncash compensation	398	780
Change in fair value of warrant liability	-	6
Legal settlements	353	-
Total EBITDA adjustments	$1,063	$1,171

Modified EBITDA	$(3,444)	$(1,409)

We present Modified EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Modified EBITDA in developing our internal budgets, forecasts and strategic plan; in analyzing the effectiveness of our business strategies in evaluating potential acquisitions; making compensation decisions; and in communications with our board of directors concerning our financial performance. Modified EBITDA has limitations as an analytical tool, which includes, among others, the following:

●	Modified EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

●	Modified EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	Modified EBITDA does not reflect future interest expense, or the cash requirements necessary to service interest or principal payments, on our debts; and

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Modified EBITDA does not reflect any cash requirements for such replacements.